Exhibit 5.1

June 26, 2012

Target Corporation

1000 Nicollet Mall

Minneapolis, Minnesota  55403-2467

Ladies and Gentlemen:

We have acted as counsel for Target Corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of the securities referred to therein, and the Prospectus Supplement, dated June 21, 2012 to the Prospectus dated December 4, 2009 (the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of $1,500,000,000 aggregate principal amount of 4.000% Notes due 2042 (the “Notes”).  The Notes are to be issued under the Indenture dated as of August 4, 2000 entered into by the Company and The Bank of New York Mellon Trust Company, National Association (as successor in interest to Bank One Trust Company, N.A.), as trustee, as supplemented by the First Supplemental Indenture dated as of May 1, 2007 (the “Indenture”) and sold pursuant to the Underwriting Agreement, dated June 21, 2012 between the Company and the Underwriters named therein (the “Underwriting Agreement”).

We have examined such documents, records, and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Notes have been duly authorized and executed and, when authenticated in accordance with the provisions of the Indenture, and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside the United States.

We have relied as to certain relevant facts upon certificates of officers of the Company as to the accuracy of such factual matters and upon representations of the Company in the Underwriting

Agreement without independent verification thereof or other investigation.  We have also relied, without investigation, upon the following assumptions:  (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party to agreements or instruments relevant hereto (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to or having rights under agreements or instruments relevant hereto (other than the Company) has complied with all legal requirements pertaining to its status (such as foreign qualification statutes and business activity reporting requirements, including, without limitation, to the extent applicable, the provisions of Minnesota Statutes Section 290.371) as such status relates to its rights to enforce such agreements or instruments against the Company; (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vi) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the opining jurisdictions, are publicly available to lawyers practicing in Minnesota; (vii) the conduct of the parties to or having rights under any instrument or agreement relevant hereto has complied with any requirement of good faith, fair dealing and conscionability; and (viii) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the opining jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

Without limiting any other qualifications set forth herein, the opinions expressed herein regarding the enforceability of the Notes are subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs, (vi) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract, (vii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture, (viii) may require mitigation of damages, and (ix) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation).

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota and the federal laws of the United States of America.  In addition, we express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement and to being named in the Prospectus included therein under the caption “Legal Opinions” with respect to matters stated therein.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Faegre Baker Daniels LLP

FAEGRE BAKER DANIELS LLP